Exhibit 10.55

AMENDMENT NUMBER TWO

TO THE EXELON CORPORATION

LONG-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 28, 2002)

WHEREAS, Exelon Corporation (the “Company”) maintains the Exelon Corporation Long-Term Incentive Plan, as amended and restated effective January 28, 2002 (the “Plan”);

WHEREAS, pursuant to Section 16(a) of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) is authorized to amend the Plan, subject to certain requirements; and

WHEREAS, the Committee has approved the adoption of this amendment to the Plan in order to avoid any adjustment in outstanding options made to reflect a change in the Company’s capitalization being treated as a new grant for purposes of applicable accounting standards.

NOW, THEREFORE, the Plan is amended for all outstanding awards under the Plan, effective December 4, 2006, as follows:

1. The first paragraph of Section 3(c) of the Plan is amended to read as follows:

“If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number or kind of shares of Company Stock outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 3(c) shall be made and shall occur automatically by application of such formula, without further action by the Committee.”

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this              day of             , 2006.

Exelon Corporation

By:
S. Gary Snodgrass Executive Vice President & Chief Human Resources Officer

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